Exhibit 99.1

News Release
For Immediate Release

Sallie Mae Announces Final Results of Tender Offer

to Purchase Up to $1 Billion in Value of Shares of its Common Stock

NEWARK, Del., March 15, 2021 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, announced today the final results of its “modified Dutch Auction” tender offer (the “Offer”) to purchase up to $1 billion in aggregate purchase price of its outstanding shares of common stock, par value $0.20 per share (the “Securities”), at a price per Security of not less than $14.40 or greater than $16.50 per share. The Offer expired at 12:00 midnight, New York City time, at the end of the day on March 10, 2021.

Sallie Mae has accepted for purchase all 28,502,460 properly tendered (including by guaranteed delivery) Securities at a price of $16.50 per Security, for an aggregate cost of approximately $470.3 million, excluding fees and expenses relating to the Offer. The tendered Securities represent approximately 7.8% percent of Sallie Mae’s shares of outstanding common stock as of March 9, 2021.

Computershare will issue payment for the Securities validly tendered and accepted for purchase in the Offer on March 16, 2021.

J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC acted as dealer managers for the Offer.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:

Rick Castellano

302.451.2541

Rick.Castellano@SallieMae.com

Investors:

Brian Cronin

302.451.0304

Brian.Cronin@SallieMae.com